EXHIBIT 2.2

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), is dated as of the 19th day of December, 2002, by and among INCYTE GENOMICS, INC., a Delaware corporation (“Parent”), MONACO ACQUISITION CORPORATION, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”), MAXIA PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), and MAXIA PHARMACEUTICALS, LLC., a Delaware limited liability company (the “LLC”).

WITNESSETH:

WHEREAS, Parent, Merger Subsidiary, the Company and the LLC entered into an Agreement and Plan of Merger dated as of the 11th day of November, 2002 (the “Merger Agreement”); and

WHEREAS, the parties hereto desire to amend the Merger Agreement as set forth below.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements, provisions and covenants herein contained, the parties hereby agree as follows:

1.	The following definitions shall be added to Section 2.1(c) of the Merger Agreement:

1.1.	“Company Common” for purposes of this ARTICLE II only, the term Company Common shall refer to the Company Common as amended by the Amended Certificate and shall not include Company Common—Additional Payments or Company Common—Earn Out.

1.2.	“Company Series A Preferred” for purposes of this ARTICLE II only, the term Company Series A Preferred shall refer to the Company Series A Preferred as amended by the Amended Certificate and shall not include the Company Series A—Additional Payments or the Company Series A—Earn Out.

1.3.	“Company Series B Preferred” for purposes of this ARTICLE II only, the term Company Series B Preferred shall refer to the Company Series B Preferred as amended by the Amended Certificate and shall not include the Company Series B—Additional Payments or the Company Series B—Earn Out.

1.4.	“Company Series C Preferred” for purposes of this ARTICLE II only, the term Company Series C Preferred shall refer to the Company Series C Preferred as amended by the Amended Certificate and shall not include the Company Series C Preferred—Additional Payments or the Company Series C Preferred—Earn Out.

2.	Section 4.2(a) of the Agreement shall be amended and restated as follows:

The authorized capital stock of the Company consists of 20,000,000 shares of common stock, $0.0001 par value (“Company Common”), 2,455,491 shares of

Series A Preferred Stock, $0.0001 par value (“Company Series A Preferred”), 5,900,000 shares of Series B Preferred Stock, $0.0001 par value (“Company Series B Preferred”), and 1,326,260 shares of Series C Preferred Stock, $0.0001 par value (“Company Series C Preferred”, and together with the Company Series A Preferred, Company Series B Preferred and Company Series C Preferred, the “Company Preferred”). As of the date of this Agreement, there were issued and outstanding 7,518,583 shares of Company Common, 2,057,612 shares of Company Series A Preferred, 2,569,627 shares of Company Series B Preferred and 1,326,260 shares of Company Series C Preferred. Each share of Company Preferred is convertible into one share of Company Common subject to certain adjustments specified in the Company’s Restated Certificate of Incorporation as in effect on the date of this Agreement. As of the date of this Agreement, there were an aggregate of 8,481,751 shares of Company Common reserved for issuance upon conversion of Company Preferred. The Company Common, Company Preferred and Additional Company Stock (as defined in Section 4.2(b)) are referred to herein collectively as the “Company Stock.” The rights, preferences and privileges of Company Common and Company Preferred are as set forth in the Company’s Fifth Amended and Restated Certificate of Incorporation as in effect on the date of this Agreement and will be amended as set forth in the Amended Company Certificate. The rights, preferences and privileges of Additional Company Stock are set forth in the Amended Company Certificate.

3.	Section 4.2(b) of the Agreement shall be amended and restated as follows:

As of immediately before the Effective Time, the Company shall have caused the Amended Company Certificate to be filed and the authorized capital stock of the Company, upon its effectiveness, shall consist of (i) three series of common stock divided as follows: 10,935,677 shares of Company Common, of which 7,518,583 shares will be issued and outstanding, 2,733,920 shares of common stock—Additional Payments, $0.0001 par value (“Company Common Additional Payments”), of which 1,879,646 shares will be issued and outstanding, and 109,357 shares of common stock—Earn-Out, $0.0001 par value (“Company Common—Earn Out”), of which 75,186 shares will be issued and outstanding, (ii) three series of Series A Preferred divided as follows: 3,257,612 shares of Company Series A Preferred, of which 2,057,612 shares will be issued and outstanding, 814,403 shares of Series A Preferred Stock-Additional Payments $0.0001 par value (“Company Series A—Additional Payments”), of which 514,403 shares will be issued and outstanding, 32,577 shares of Series A Preferred Stock-Earn-Out, $0.0001 par value (“Company Series A—Earn Out”), of which 20,577 shares will be issued and outstanding, (iii) three series of Series B Preferred divided as follows: 5,900,000 shares of Company Series B Preferred, of which 2,569,627 shares will be issued and outstanding, 1,475,000 shares of Series B Preferred Stock-Additional Payments, $0.0001 par value (“Company Series B—Additional Payments”), of which 642,407 shares will be issued and outstanding, 59,000 shares of Series B Preferred Stock-Earn-Out, $0.0001 par value (“Company Series B—Earn Out”), of which 25,697 shares will be issued and outstanding, and (iv) three series of Series C Preferred divided as follows: 1,326,260 shares of Company Series C Preferred, all of which will be issued and outstanding, 331,565 shares of Series C Preferred Stock—Additional Payments, $0.0001 par value (“Company Series C Preferred—Additional Payments”), all of which will be issued and outstanding, and 13,263 shares of Series C Preferred Stock—Earn-Out, $0.0001 par value (“Company Series C Preferred—Earn Out”), all of which will be issued and outstanding. The Company Common Additional Payments, Company Common—Earn Out, Company Series A—Additional Payments, Company Series A—Earn Out, Company Series B—Additional Payments, Company Series B—Earn Out, Company Series C Preferred—Additional Payments and Company Series C Preferred—Earn Out described in this subsection are referred to herein as “Additional Company Stock”).

4.	This Amendment may be executed in counterparts, and when so executed each counterpart shall be deemed to be an original, and said counterparts together shall constitute one and the same instrument. The Escrow Agent may execute this Amendment following the date hereof and prior to the Closing, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Amendment as of the date hereof between the other signatories hereto.

5.	This Amendment, together with the Merger Agreement and the documents and instruments and other agreements among the parties hereto referenced in the Merger Agreement: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement; (b) are not intended to confer upon any other Person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as mutually agreed in writing between the parties.

6.	In the event that any provision of this Amendment or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Amendment will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Amendment with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

7.	This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto agrees that process may be served them in any manner authorized by the laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

8.	Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Amendment or the transactions contemplated hereby.

9.	No provision of this Amendment is intended, or will be interpreted, to provide to or create for any third-party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, employee, partner or any party hereto or any other Person, and all provisions hereof will be personal solely between the parties to this Amendment.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed, all as of the date first above written.

PARENT: INCYTE GENOMICS, INC.		MERGER SUBSIDIARY: MONACO ACQUISITION CORPORATION

By:	/s/ LEE BENDEKGEY	By:	/s/ LEE BENDEKGEY
	Lee Bendekgey Executive Vice President and General Counsel		Lee Bendekgey Vice President and Secretary

COMPANY: MAXIA PHARMACEUTICALS, INC		LLC: MAXIA PHARMACEUTICALS, LLC.

By:	/s/ MAGNUS PFAHL	By:	/s/ MAGNUS PFAHL
	Magnus Pfahl President and Chief Executive Officer		Magnus Pfahl Formation Member

[Signature Page to Amendment to Agreement and Plan of Merger]